THIS AMENDED AND RESTATED WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND, EXCEPT AS SET FORTH IN SECTIONS 5.3 AND 5.4 BELOW, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED UNLESS AND UNTIL REGISTERED UNDER SAID ACT AND LAWS OR UNTIL SUCH OFFER, SALE, PLEDGE OR OTHER TRANSFER IS EXEMPT FROM SUCH REGISTRATION.
AMENDED AND RESTATED WARRANT TO PURCHASE COMMON STOCK

Company:	EVELO BIOSCIENCES, INC., a Delaware corporation
Class of Stock:	Common Stock
Number of Shares:	663,750
Warrant Price:	$2.00, subject to adjustment in accordance with the terms of Section 2
Issue Date:	November 14, 2022
Expiration Date:	June 16, 2031
Loan Agreement:
This Warrant to Purchase Common Stock (“Warrant”) is issued in connection with, and as consideration of the commitments pursuant to, that certain Loan and Security Agreement dated as of July 19, 2019, among the Company, the lenders party thereto, K2 HealthVentures LLC, as administrative agent for lenders, and Ankura Trust Company, LLC, as collateral agent for lenders (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”). Capitalized terms used herein without definition, shall have the meanings set forth in the Loan Agreement.

This AMENDED AND RESTATED WARRANT TO PURCHASE COMMON STOCK certifies that, for good and valuable consideration, K2 HEALTHVENTURES EQUITY TRUST LLC (together with any successor or permitted assignee or transferee of this Warrant or of any shares issued upon exercise hereof, “Holder”) is entitled to purchase the number of fully paid and non-assessable shares (the “Shares”) of the above-stated class, series and type of stock (the “Class”) of the above-named company (the “Company”) at the above-stated     Warrant Price, all as set forth above and as adjusted pursuant to Section 2 of this Warrant, subject to the provisions and upon the terms and conditions set forth in this Warrant. This Warrant amends and restates that certain Warrant to Purchase Common Stock, issued as of June 16, 2021, by the Company to the Holder (the “Prior Warrant”), in accordance with Section 5.6 of the Prior Warrant. The undersigned Holder hereby represents and warrants that, as of the Issue Date, the Prior Warrant has not been transferred or assigned, and the Holder is the current holder of the Prior Warrant. This Warrant amends, restates, supersedes and replaces the Prior Warrant, and the Prior Warrant shall have any further force or effect.
Section 1. EXERCISE.
1.1Method of Exercise. Subject to Section 5.1(a), Holder may at any time and from time to time exercise this Warrant, in whole or in part, by delivering to the Company the original of this Warrant together with a duly executed Notice of Exercise in substantially the form attached hereto as Appendix 1 and, unless Holder is exercising this Warrant pursuant to a cashless exercise set forth in Section 1.2, a wire transfer of same-day funds (to an account designated by the Company), or other form of payment acceptable to the Company for the aggregate Warrant Price for the Shares being purchased.
1.2Cashless Exercise. On any exercise of this Warrant, in lieu of payment of the aggregate Warrant Price in the manner as specified in Section 1.1 above, but otherwise in accordance with the requirements of Section 1.1, Holder may elect to receive Shares equal to the value of this Warrant, or portion hereof as to which this Warrant is being exercised. Thereupon, the Company shall issue to Holder such number of fully paid and non-assessable Shares as are computed using the following formula:

X = Y(A-B)/A
where:
X =    the number of Shares to be issued to Holder;
Y =    the number of Shares with respect to which this Warrant is being exercised (inclusive of the Shares surrendered to the Company in payment of the aggregate Warrant Price);
A =    the Fair Market Value (as determined pursuant to Section 1.3 below) of one Share; and
B =    the Warrant Price.
1.3Fair Market Value. For purposes of this Warrant, the “Fair Market Value” shall mean the following: If the Company’s common stock is then traded or quoted on a nationally recognized securities exchange, inter-dealer quotation system or over-the-counter market (a “Trading Market”), the fair market value of a Share shall be the closing price or last sale price of a share of the Company’s common stock reported for the Business Day immediately before the date on which Holder delivers this Warrant together with its Notice of Exercise to the Company, if applicable, multiplied by the number of shares of the Company’s common stock into which a Share is then convertible. If the Company’s common stock is not traded in a Trading Market, the Board of Directors of the Company shall determine the fair market value of a Share in its reasonable good faith judgment.
1.4Delivery of Certificate and New Warrant. Within a reasonable time after Holder exercises this Warrant in the manner set forth in Section 1.1 or 1.2 above, the Company shall deliver to Holder a certificate representing the Shares issued to Holder upon such exercise or, if such Shares are not certificated, the Company shall reflect Holder’s ownership of such Shares by book entry in the Company’s book and records, and, if this Warrant has not been fully exercised and has not expired, the Company shall deliver a new warrant of like tenor representing the Shares not so acquired.
1.5Replacement of Warrant. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form, substance and amount to the Company or, in the case of mutilation, on surrender of this Warrant to the Company for cancellation, the Company shall, within a reasonable time, execute and deliver to Holder, in lieu of this Warrant, a new warrant of like tenor and amount.
1.6Treatment of Warrant at Acquisition.
(a)In the event of an Acquisition (as defined below) in which the consideration to be received by the Company’s stockholders consists solely of cash, solely of Marketable Securities or a combination of cash and Marketable Securities (a “Cash/Public Acquisition”), either (i) Holder shall exercise this Warrant pursuant to Section 1.1 and/or 1.2 and such exercise will be deemed effective immediately prior to and contingent upon the consummation of such Acquisition or (ii) if Holder does not exercise the Warrant, this Warrant will expire immediately prior to the consummation of such Acquisition. Notwithstanding the foregoing, if the Fair Market Value of one Share as determined in accordance with Section 1.3 above would be greater than the Warrant Price in effect as of the Business Day immediately prior to the closing date for such Cash/Public Acquisition, and Holder has not exercised this Warrant pursuant to Section 1.1 and/or 1.2 above as to all Shares, then this Warrant shall automatically be deemed to be cashless exercised pursuant to Section 1.2 above as to all Shares effective immediately prior to and contingent upon the consummation of a Cash/Public Acquisition. In connection with such cashless exercise, Holder shall be deemed to have restated each of the representations and warranties in Section 4 of the Warrant as the date thereof and the Company shall promptly notify the Holder of the number of Shares (or such other securities) issued upon exercise. For the avoidance of doubt, if, immediately prior to the Cash/Public Acquisition, the Fair Market Value of one Share as determined in accordance with Section 1.3 above would not be greater than the Warrant Price in effect on such date, then this Warrant shall terminate without exercise or conversion immediately prior to, and subject to, the closing of such Cash/Public Acquisition.
(b)Upon the closing of any Acquisition other than as described in subsection (a) above, the acquiring, surviving or successor entity shall assume the obligations of this Warrant, and this Warrant shall thereafter be exercisable for the same securities and/or other property as would have been paid for the Shares issuable upon exercise of the unexercised portion of this Warrant as if such Shares were outstanding on and as of the closing of such Acquisition, subject to further adjustment from time to time in accordance with the provisions of this Warrant.

(c)(i) “Acquisition” means a transaction or series of related transactions involving (A) any merger or consolidation of the Company into or with another person or entity, or any other corporate reorganization, as a result of which the stockholders of the Company immediately prior to such transaction own less than a majority of the Company’s (or the surviving or successor entity’s) outstanding voting power immediately after such transaction, or (B) any sale or other transfer by the stockholders of the Company of capital stock of the Company representing at least a majority of the Company’s outstanding combined voting power, as of such date of determination, and (ii) “Marketable Securities” means securities meeting all of the following requirements: (i) the issuer thereof is then subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is then current in its filing of all required reports and other information under the Act and the Exchange Act; (ii) the class and series of shares or other security of the issuer that would be received by Holder in connection with the Acquisition were Holder to exercise this Warrant on or prior to the closing thereof is then traded in a Trading Market, and (iii) following the closing of such Acquisition, Holder would not be restricted from publicly re-selling all of the issuer’s shares and/or other securities that would be received by Holder in such Acquisition were Holder to exercise or convert this Warrant in full on or prior to the closing of such Acquisition, except to the extent that any such restriction (x) arises solely under federal or state securities laws, rules or regulations or a contractual lock-up provision that is generally applicable to the other former securityholders of the Company receiving such securities, or (y) does not extend beyond six (6) months from the closing of such Acquisition.
1.7Beneficial Ownership. Notwithstanding anything herein to the contrary, the Company shall not be required to issue a number of Shares upon exercise of this Warrant to the extent that, upon such issuance, the number of Shares of the Class then beneficially owned by Holder and its Affiliates and any group of other persons or entities whose beneficial ownership of the Class would be aggregated with Holder’s for purposes of Section 13(d) of the Exchange Act would exceed 9.985% of the total number of Shares of the Class then issued and outstanding (the “9.985% Cap”); provided that the 9.985% Cap shall only apply to the extent that the Common Stock is deemed to constitute an “equity security” pursuant to Rule 13d-1(i) promulgated under the Exchange Act. For purposes of this Section 1.7, “group” has the meaning set forth in Section 13(d) of the Exchange Act and applicable regulations of the Securities and Exchange Commission (the “Commission”), and the percentage held by Holder shall be determined in a manner consistent with the provisions of Section 13(d) of the Exchange Act. Upon the written request of Holder, the Company shall, within two (2) trading days, confirm to the Holder the number of shares of the Class then outstanding. As used herein, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act.
Section 2. ADJUSTMENTS TO THE SHARES AND WARRANT PRICE.

2.1Stock Dividends, Splits, Etc. If the Company declares or pays a dividend or distribution on the outstanding shares of the Class payable in common stock or other securities or property (other than cash), then upon exercise of this Warrant, for each Share acquired, Holder shall receive, without additional cost to Holder, the total number and kind of securities and property which Holder would have received had Holder owned the Shares of record as of the date the dividend or distribution occurred. If the Company subdivides the outstanding shares of the Class by reclassification or otherwise into a greater number of shares, the number of Shares purchasable hereunder shall be proportionately increased and the Warrant Price shall be proportionately decreased. If the outstanding shares of the Class are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Warrant Price shall be proportionately increased and the number of Shares shall be proportionately decreased.
2.2Reclassification, Exchange, Combinations or Substitution. Upon any event whereby all of the outstanding shares of the Class are reclassified, converted, exchanged, combined, substituted, or replaced for, into, with or by Company securities of a different class and/or series, then from and after the consummation of such event, this Warrant will be exercisable for the number, class and series of Company securities that Holder would have received had the Shares been outstanding on and as of the consummation of such event, and subject to further adjustment thereafter from time to time in accordance with the provisions of this Warrant. The provisions of this Section 2.2 shall similarly apply to successive reclassifications, exchanges, combinations, substitutions, replacements or other similar events.
2.3No Fractional Share. No fractional Share shall be issuable upon exercise of this Warrant and the number of Shares to be issued shall be rounded down to the nearest whole Share. If a fractional Share interest arises upon any exercise of the Warrant, the Company shall eliminate such fractional Share interest by paying Holder in cash the amount computed by multiplying the fractional interest by (i) the Fair Market Value (as determined in accordance with Section 1.3 above) of a full Share, less (ii) the then-effective Warrant Price.
2.4Notice/Certificate as to Adjustments. Upon each adjustment of the Warrant Price, Class and/or number of Shares, the Company, at the Company’s expense, shall notify Holder in writing within a reasonable time setting forth the adjustments to the Warrant Price, Class and/or number of Shares and facts upon which such adjustment is based. The Company shall, upon written request from Holder, furnish Holder with a certificate of its

Chief Financial Officer, including computations of such adjustment and the Warrant Price, Class and number of Shares in effect upon the date of such adjustment.
Section 3. REPRESENTATIONS AND COVENANTS OF THE COMPANY.

3.1Representations and Warranties. The Company represents and warrants to, and agrees with, Holder as follows:
(a)All Shares which may be issued upon the exercise of this Warrant shall, upon issuance, be duly authorized, validly issued, fully paid and non-assessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws. The Company covenants that it shall at all times cause to be reserved and kept available out of its authorized and unissued capital stock such number of shares of the Class, as will be sufficient to permit the exercise in full of this Warrant.
(b)The issuance of this Warrant and the issuance of the Shares issuable upon exercise hereof, does not entitle any other party to exercise preemptive rights, except to the extent waived prior to the Issue Date.
3.2Notice of Certain Events. If the Company proposes at any time to:
(a)declare any dividend or distribution upon the outstanding shares of the Class, whether in cash, property, stock, or other securities and whether or not a regular cash dividend;
(b)offer for subscription or sale pro rata to the holders of the outstanding shares of the Class any additional shares of any class or series of the Company’s stock (other than pursuant to contractual pre-emptive rights);
(c)effect any reclassification, exchange, combination, substitution, reorganization or recapitalization of the outstanding shares of the Class; or
(d)effect an Acquisition or to liquidate, dissolve or wind up;
then, in connection with each such event, the Company shall give Holder:
(1)in the case of the matters referred to in (a) and (b) above, at least five (5) Business Days prior written notice of the earlier to occur of the effective date thereof or the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of outstanding shares of the Class will be entitled thereto) or for determining rights to vote, if any; and
(2)in the case of the matters referred to in (c) and (d) above at least ten (10) days prior written notice of the date when the same will take place (and specifying the date on which the holders of outstanding shares of the Class will be entitled to exchange their shares for the securities or other property deliverable upon the occurrence of such event and copies of all documents to be entered into in connection with such transaction and other information as Holder may require in connection with such transaction and the treatment of this Warrant in connection with such event giving rise to the notice).
Section 4. REPRESENTATIONS, WARRANTIES OF HOLDER.

Holder represents and warrants to the Company as follows:
4.1Purchase for Own Account. This Warrant and the Shares to be acquired upon exercise of this Warrant by Holder are being acquired for investment for Holder’s account, not as a nominee or agent, and not with a view to the public resale or distribution within the meaning of the Act. Holder also represents that it has not been formed for the specific purpose of acquiring this Warrant or the Shares.
4.2Disclosure of Information. Holder is aware of the Company’s business affairs and financial condition and has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the acquisition of this Warrant and its underlying securities. Holder further has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of this Warrant and its underlying securities and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to Holder or to which Holder has access.
4.3Investment Experience. Holder understands that the purchase of this Warrant and its underlying securities involves substantial risk. Holder has experience as an investor in securities of companies in the development stage and acknowledges that Holder can bear the economic risk of such Holder’s investment in this Warrant and its underlying securities and has such knowledge and experience in financial or business matters that Holder is capable of evaluating the merits and risks of its investment in this Warrant and its underlying securities and/or has a preexisting personal or business relationship with the Company and certain of its officers, directors or controlling persons of a nature and duration that enables Holder to be aware of the character, business acumen and financial circumstances of such persons.
4.4Accredited Investor Status. Holder is an “accredited investor” within the meaning of Regulation D promulgated under the Act.
4.5The Act. Holder understands that this Warrant and the Shares issuable upon exercise hereof have not been registered under the Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of Holder’s investment intent as expressed herein. Holder understands that this Warrant and the Shares issued upon any exercise hereof must be held indefinitely unless subsequently registered under the Act and qualified under applicable state securities laws, or unless exemption from such registration and qualification are otherwise available. Holder is aware of the provisions of Rule 144 promulgated under the Act.
4.6No Stockholder Rights. Holder, as a holder of this Warrant, will not have any voting rights, rights to receive dividends, rights to receive notice of meetings, subscriptions rights or any other stockholder rights until the exercise of this Warrant.
Section 5. MISCELLANEOUS.

5.1Term and Automatic Exercise Upon Expiration.
(a)Term. Subject to the provisions of Section 1.6 above, this Warrant is exercisable in whole or in part at any time and from time to time on or before 6:00 PM, Eastern Time, on the Expiration Date and shall be void thereafter.
(b)Automatic Cashless Exercise upon Expiration. In the event that, upon the Expiration Date, the Fair Market Value of one Share (or other security issuable upon the exercise hereof) as determined in accordance with Section 1.3 above is greater than the Warrant Price in effect on such date, then this Warrant shall automatically be deemed on and as of such date to be exercised pursuant to Section 1.2 above as to all Shares (or such other securities) for which it shall not previously have been exercised, and the Company shall, within a reasonable time, deliver a certificate representing the Shares (or such other securities) issued upon such exercise to Holder.
5.2Legends. The Shares shall be imprinted with a legend in substantially the following form:
THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND, EXCEPT AS SET FORTH IN THAT CERTAIN AMENDED AND RESTATED WARRANT TO PURCHASE STOCK ISSUED BY THE COMPANY TO K2 HEALTHVENTURES EQUITY TRUST LLC DATED NOVEMBER 14, 2022 MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED UNLESS AND UNTIL REGISTERED UNDER SAID ACT AND LAWS, SUCH OFFER, SALE, PLEDGE OR OTHER TRANSFER IS EXEMPT FROM SUCH REGISTRATION.
5.3Compliance with Securities Laws on Transfer. This Warrant and the Shares issuable upon exercise of this Warrant may not be transferred or assigned in whole or in part except in compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company, as reasonably requested by the Company). The Company shall not require Holder to provide an opinion of counsel if the transfer is to any affiliate of Holder, provided that any such transferee is an “accredited investor” as defined in Regulation D promulgated under the Act. Additionally, the Company shall also not require an opinion of counsel if there is no material question as to the availability of Rule 144 promulgated under the Act and the applicability thereof to such transfer.
5.4Transfer Procedure. Subject to the provisions of Section 5.3 and upon providing the Company with prior written notice, K2 HealthVentures Equity Trust LLC and any subsequent Holder may transfer all or part of this Warrant or the Shares issuable upon exercise of this Warrant to any transferee, provided, however, in connection with any such transfer, Holder will give the Company notice of the portion of the Warrant being transferred with the name, address and taxpayer identification number of the transferee and Holder will surrender this Warrant to the Company for reissuance to the transferee(s) (and Holder if applicable); and provided further, that any subsequent transferee shall agree in writing with the Company to be bound by all of the terms and conditions of this Warrant, and provided further, that if no Event of Default shall have occurred and be continuing, Holder shall not transfer or assign (other than as part of an assignment of all of Holder’s rights under the Loan Agreement) its interest in Holder’s obligations, rights, and benefits under this Warrant and the other Loan Documents to a distressed debt fund. Notwithstanding the foregoing, no part of this Warrant or the Shares issuable upon exercise of this Warrant (or the securities issuable directly or indirectly, upon conversion of the Shares, if any) may be transferred to K2 HealthVentures LLC or an Affiliate of K2 HealthVentures LLC except to a person named as a “Designated Holder” of K2 HealthVentures LLC in the Loan Agreement.
5.5Notices. All notices and other communications hereunder from the Company to Holder, or vice versa, shall be deemed delivered and effective (i) when given personally, (ii) on the third Business Day after being mailed by first-class registered or certified mail, postage prepaid, (iii) upon actual receipt if given by facsimile or electronic mail and such receipt is confirmed in writing by the recipient, or (iv) on the first Business Day following delivery to a reliable overnight courier service, courier fee prepaid, in any case at such address as may have been furnished to the Company or Holder, as the case may be, in writing by the Company or such Holder from time to time in accordance with the provisions of this Section 5.5. All notices to Holder shall be addressed as follows until the Company receives notice of a change of address in connection with a transfer or otherwise:

K2 HEALTHVENTURES LLC 855 Boylston Street, 10th Floor Boston, MA 02116 Attention: Legal Notices Email: ***
With a copy to (but not constituting notice): SIDLEY LLP 1001 Page Mill Rd, Building 1 Palo Alto, CA 94304 Attention: Cynthia Bai Email: ***
Notice to the Company shall be addressed as follows until Holder receives notice of a change in address:
EVELO BIOSCIENCES, INC.
620 Memorial Drive, 5th Floor
Cambridge, MA 02139
Attention: Marella Thorell, Legal and Finance
Email: ***
With a copy to (but not constituting notice):
LATHAM & WATKINS LLP
200 Clarendon Street
Boston, MA 02116
Attention: Peter N. Handrinos
Email: ***
5.6Waiver. This Warrant and any term hereof may be changed, waived, discharged or terminated (either generally or in a particular instance and either retroactively or prospectively) only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought. Notwithstanding the foregoing, the last sentence of Section 5.4 may not be changed, waived, discharged or terminated without the express written consent of Ankura Trust Company, LLC. Ankura Trust Company, LLC shall be a third-party beneficiary of this Warrant for purposes of enforcing the preceding sentence.

5.7Counterparts; Facsimile/Electronic Signatures. This Warrant may be executed in counterparts, all of which together shall constitute one and the same agreement. Any signature page delivered electronically or by facsimile shall be binding to the same extent as an original signature page with regards to any agreement subject to the terms hereof or any amendment thereto.
5.8Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to its principles regarding conflicts of law.
5.9Headings. The headings in this Warrant are for purposes of reference only and shall not limit or otherwise affect the meaning of any provision of this Warrant.
5.10Business Days. “Business Day” means any day that is not a Saturday, Sunday or a day on which commercial banks in the State of New York are required or permitted to be closed.
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[SIGNATURE PAGE TO AMENDED AND RESTATED WARRANT TO PURCHASE COMMON STOCK]
IN WITNESS WHEREOF, the parties have caused this Amended and Restated Warrant to Purchase Common Stock to be executed by their duly authorized representatives effective as of the Issue Date written above.

COMPANY: EVELO BIOSCIENCES, INC. By: /s/ Marella Thorell Name: Marella Thorell Title: CFO
HOLDER: K2 HEALTHVENTURES EQUITY TRUST LLC By: /s/ Parag Shah Name: Parag Shah Title: Managing Director and Chief Executive Officer

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APPENDIX 1
NOTICE OF EXERCISE
1.The undersigned Holder hereby exercises its right to purchase _________________ shares of common stock of Evelo Biosciences, Inc. (the “Company”) in accordance with the attached Amended and Restated Warrant to Purchase Common Stock, and tenders payment of the aggregate Warrant Price for such shares as follows:
[ ]    Wire transfer of immediately available funds to the Company’s account
[ ]    Cashless Exercise pursuant to Section 1.2 of the Warrant
[ ]    Other [Describe]

2.Please issue a certificate or certificates representing the Shares in the name specified below:

Holder’s Name

(Address)

3.By its execution below and for the benefit of the Company, Holder hereby restates each of the representations and warranties in Section 4 of the Warrant to Purchase Common Stock as of the date hereof.

HOLDER:

By:

Name:

Title::

Date::